EXHIBIT 99.1

News Announcement

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING ENTERS INTO DEFINITIVE AGREEMENT

TO ACQUIRE OPERATIONS OF GREEKTOWN CASINO-HOTEL

Acquisition of Established Property in Downtown Detroit Expected to be Immediately Accretive to Operating Results with a Post Synergy Multiple of Approximately 6.3x

Wyomissing, PA (November 14, 2018) — Penn National Gaming, Inc. (PENN: Nasdaq) (“Penn National” or the “Company”), announced today that it has entered into a definitive agreement to acquire the operations of Greektown Casino-Hotel in Detroit, Michigan (“Greektown”) for approximately $300 million in cash.

Simultaneous with the closing of the transaction, Penn National will enter into a triple net lease agreement with VICI Properties Inc. (NYSE: VICI) (“VICI”) for the Greektown facility.  The lease will have an initial annual rent of approximately $55.6 million and an initial term of 15 years, with four 5-year renewal options.  The rent coverage ratio in the first year after closing is expected to be 1.8x.

Timothy J. Wilmott, Penn National’s Chief Executive Officer, stated, “The acquisition of the Greektown Casino-Hotel operations from JACK Entertainment, LLC will further expand Penn National’s already diverse operating base with a facility that is extremely well-positioned in one of the nation’s largest regional gaming markets.  At the same time, Greektown and its customers will benefit from becoming part of a larger gaming operator, with access to properties in Las Vegas and across the country.  We are pleased to partner again with VICI Properties to structure this transaction in a manner that is immediately accretive to Penn National’s operating results upon closing.

“Detroit is undergoing an exciting renaissance as a result of billions of dollars of new investments in the city’s residential, commercial, entertainment and cultural center, all of which are driving new residents, businesses, tourists and employment to the downtown area.  Greektown is the only casino in the heart of downtown, and we look forward to welcoming patrons from the many nearby attractions, such as Comerica Park, Ford Field, Little Caesars Arena, the city’s theater district, GM’s Renaissance Center and the Cobo Conference Center.  We also look forward to working with JACK Entertainment and VICI to ensure a seamless transition for all of our constituents including customers, employees, vendors, local government and Michigan regulators.”

The transaction will be financed with a combination of cash on hand and debt.  On a pro forma basis, and reflecting the October 15, 2018 completion of the acquisition of Pinnacle Entertainment and expected late fourth quarter close of Margaritaville Resort Casino, the Company continues to forecast to be at its target debt levels within 12 -18 months.

Mr. Wilmott added, “Greektown Casino-Hotel further strategically diversifies our revenue, operating and customer base, and presents well-defined paths to the realization of significant synergies.  With an OpCo purchase multiple of 6.3x anticipated annual run-rate adjusted EBITDA and including synergies to be realized within eighteen months, we believe this transaction again highlights our commitment to enhancing shareholder value.  With the expected increase to our free cash flow, we remain well positioned to reduce leverage, evaluate additional accretive strategic growth investments and opportunistically return capital to shareholders.”

Opened in 2000, Greektown Casino-Hotel features 100,000 square feet of casino space, approximately 2,700 gaming machines and 60 table games, a poker room, three restaurants, seven fast casual food outlets, four bars and a coffee shop. In addition, the casino boasts a AAA Four Diamond 400-room, luxury high-rise hotel with 14,000 square feet of event and catering space. The property employs approximately 1,700 team members and has partnered with nearly 20 local restaurants to offer fine dining rewards to guests.

Upon closing the Greektown transaction, Penn National’s portfolio of regional gaming facilities will increase to 41 properties in 19 jurisdictions.

The transaction, which is expected to close in mid-2019, is subject to the approval of the Michigan Gaming Control Board and other customary closing conditions.

About Penn National Gaming

Penn National Gaming owns, operates or has ownership interests in gaming and racing facilities and video gaming terminal operations with a focus on slot machine entertainment. Reflecting the recent completion of the Pinnacle Entertainment transaction the Company now operates 40 facilities in 18 jurisdictions.  In total, Penn National facilities feature approximately 49,000 gaming machines, 1,200 table games and approximately 9,000 hotel rooms.  The Company also offers social online gaming through its Penn Interactive Ventures division and has leading customer loyalty programs with over five million active customers.

Forward-looking Statements

This communication may contain certain forward-looking statements, including certain plans, expectations, goals, projections, and statements about the benefits of the transaction, Penn’s plans, objectives, expectations and intentions, and other statements that are not historical facts. Such statements are subject to numerous assumptions, risks, and uncertainties. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “plan,” “target,” “goal,” or similar expressions, or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” “could,” or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.

While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements including:  risks related to the acquisition of Greektown and the integration of the businesses and assets acquired; the possibility that the transaction does not close when expected or at all because required regulatory or other approvals are not received or other conditions to closing are not satisfied on a timeline basis or at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the completion of the transaction; the possibility that the anticipated synergies and other benefits of the transaction are not realized when expected or at all; local risks including proximate competition, potential competition, legislative risks, and local relationships;  risks associated with increased leverage from the transaction; and other factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Penn’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC.  Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements. Most of these factors are difficult to anticipate and are generally beyond the control of Penn National.  Penn National undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required to do so by law.

CONTACT:
William J. Fair	Joseph N. Jaffoni, Richard Land
Chief Financial Officer	JCIR
610/373-2400	212/835-8500 or penn@jcir.com

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